Exhibit 10.2

EXECUTIVE Employment AGREEMENT

PARTIES

Sustainable Projects Group Inc. 2800 Post Oak Blvd Suite 1910 Houston, TX 77056
(as such entity may be renamed from time to time, including, but not limited to, Lithium Harvest, Inc., the “Company”)

and	SUNE MATHIESEN 2800 Post Oak Blvd Suite 1910 Houston, TX 77056
(the “Executive”)

have today entered into the following Executive Employment Agreement (the “Agreement”)

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1.	Position

1.1.	The Executive will serve as the Chief Executive Officer of the Company (“CEO”) commencing as of the effective date of April 1, 2024 (“Effective Date”).

2.	Duties and responsibilities

2.1.	The Executive’s duties and responsibilities including:

●	The CEO shall manage the Company’s overall operations including but not limited to being CEO of Sustainable Projects Group Inc., Chairman of Sustainable Projects Group Inc. and Chairman of Lithium Harvest ApS.

●	The Executive will be expected to travel in connection with the performance of his job responsibilities.

●	Such other duties and responsibilities as assigned by the Company from time to time.

2.2.	The Executive will be expected to travel in connection with the performance of his job responsibilities

3.	Other offices held during the employment

3.1.	The Executive shall devote his full business time and attention to the business of the Company and may not, without having obtained the written consent of the Board in each individual case, be an active or passive participant (whether as an employee, consultant, owner, investor, or in any other capacity) in any kind of position, employment or office with any other organization, entity, or on the Executive’s own behalf – whether paid or unpaid.

3.2.	The Executive may not, without having obtained the consent of the Board, be a shareholder, stakeholder or in any other way participate financially in any other undertaking. The Executive is, however, entitled to make investments in assets which are usually subject to such investment of funds, so long as the Executive does not hold more than 5% of a competitive business.

3.3.	The Executive must, in compliance with any instructions given by the Board, join the Board of Directors of the Company’s subsidiaries/consolidated companies.

The Executive will not be entitled to any separate cash compensation for such Board positions, but will receive stock grants (if applicable) in line with independent Directors.

4.	Place of work

4.1.	Executive’s place of work will be the Company’s Houston, Texas office, or such other location designated by the Company from time to time.

4.2.	The Executive must expect that some of the duties entailed in his position are to be performed at the Company’s other locations.

5.	Salary and pension

5.1.	The Executive’s annual salary is $300,000 USD payable monthly in instalments of 1/12 of the salary on the last banking day of the month (“Base Salary”). Each year in December, beginning in 2024, the annual Base Salary will be reviewed by the Board and may or may not be adjusted.

5.2.	The Executive will be eligible to participate in the Company’s retirement scheme as available to the Executive, subject to the eligibility terms and conditions of such scheme.

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6.	Bonus

6.1.	Depending on the achievement of certain targets the Executive is eligible to receive an annual bonus, which is earned and paid in accordance with a separate bonus agreement to be entered into by the Company and the Executive in connection with the budget planning for the financial year. The bonus agreement will allow the Executive to obtain up to 150% of the current annual Base Salary, subject to the terms of such bonus agreement.

6.2.	The Executive will be eligible to enter into an individually agreed-upon stock grant agreement, which will allow the Executive to obtain stock valued at up to 100% of the current annual Base Salary.

7.	Company Car

7.1.	The Company will provide a company car to the Executive for use during employment and will pay for all reasonable expenses related to the business use of the company car.

8.	OTHER EMPLOYEE BENEFITS

8.1.	The Company will, according to agreement with the Executive, make the following available to the Executive for the performance of the Executive’s job responsibilities:

(a) mobile phone

(b) computer

(c) internet connection at the Executive’s home address

(d) relevant trade magazines

The Company will pay all reasonable and usual costs incidental to these benefits.

8.2.	In connection with the Executive’s initial move to the Company’s U.S. office, the Company shall reimburse the Executive for reasonable moving costs to the Houston, Texas metropolitan area for Executive and his immediate family, subject to the Executive providing documentation of such reasonable costs as required by the Company.

8.3.	So long as Executive remains employed by the Company and for up to the initial two consecutive years following the date the Executive relocates to the Houston, Texas area, the Company will reimburse Executive for reasonable housing costs in the Houston, Texas area, up to a total amount of $6,500 per month.

8.4.	At the Company’s request, and without any compensation being offered in this respect, the Executive must in the event that he is released from his duties immediately or at a time to be determined by the Company return all company equipment, including those provided as employee benefits as outlined above.

8.5.	The Executive shall be subject to all applicable taxes related to the Company providing the employee benefits described in this Agreement.

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9.	insurance

9.1.	In addition to any compulsory insurance, the Executive will be entitled to the following:

(a) Preventive health plan or health insurance as made available by the Company from time to time.

9.2.	A detailed description of the health insurance scheme will be made available to Company employees.

10.	Travel and entertainment expenses

10.1.	The Company will make a company credit card available to the Executive for payment of the Executive’s usual and reasonable travel and entertainment expenses incurred while in the service of the Company. The Executive shall regularly submit the required documentation of expenses incurred in accordance with the Company’s policies and practices.

11.	education and training

11.1.	The Executive is entitled and obliged to stay up to date in terms of education and training and to participate in relevant supplementary education and training programmes. The Company will, subject to prior approval in each individual case, pay the costs incidental thereto.

12.	Holiday

12.1.	The Executive will be entitled to paid holidays in accordance with the Company’s practices as in place from time to time.

12.2.	The Executive is entitled to a total of four discretionary holiday (vacation) weeks per year. The discretionary holidays will be accrued proportionately each month based on the Executive’s commencement of employment during the holiday year.

Discretionary holidays must be taken as full days off and must be scheduled as per the Company’s policies and practices.

Any discretionary holidays not taken cannot be transferred to the subsequent holiday year and will lapse without compensation at the end of the holiday year or upon termination of employment. No discretionary holiday will be paid out upon termination of employment.

13.	Termination

13.1.	The Company agrees to employ the Executive under this Agreement until December 31, 2025 (the period up to such date, the “Initial Term”), except upon earlier termination of employment as outlined below. Following the Initial Term, this Agreement may be terminated by each party for any reason by, subject to the severance eligibility outlined below. At all times, the Executive’s employment under this Agreement shall remain at-will.

14.	Payment Upon termination of employment

14.1.	If Executive’s employment is involuntarily terminated during the Initial Term at the initiative of the Company for any reason other than Cause, Executive’s death or Disability, then, in addition to such compensation that has been earned but not paid to Executive as of the Executive’s Termination Date (“Accrued Compensation”), and subject to the conditions outlined below, the Company will continue to pay Executive his then-current Base Salary for the remainder of the Initial Term. The Company will pay the separation payments under this Section 14.1 to Executive in substantially equal installments in accordance with the Company’s regular payroll practices and schedule, commencing on the first payroll date following the Termination Date and continuing for the remainder of the Initial Term; provided, however, that any installments that otherwise would be payable on the Company’s regular payroll dates between the Termination Date and the fortieth (40th) calendar day after the Termination Date will be delayed until the Company’s first regular payroll date that is more than forty (40) days after the Termination Date and included with the installment payable on such payroll date.

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14.2.	If Executive’s employment is involuntarily terminated following the Initial Term at the initiative of the Company for any reason other than Cause, Executive’s death or Disability, then, in addition to the Accrued Compensation, and subject to the conditions outlined below, the Company will continue to pay Executive his then-current Base Salary for a period of 12 months following the Termination Date. The Company will pay the separation payments under this Section 14.2 to Executive in substantially equal installments in accordance with the Company’s regular payroll practices and schedule, commencing on the first payroll date following the Termination Date and continuing for the remainder of the 12-month period following the Termination Date; provided, however, that any installments that otherwise would be payable on the Company’s regular payroll dates between the Termination Date and the fortieth (40th) calendar day after the Termination Date will be delayed until the Company’s first regular payroll date that is more than forty (40) days after the Termination Date and included with the installment payable on such payroll date.

14.3.	The Company and Executive intend that the separation pay provided under this Section 14 shall be exempt from Section 409A of the Internal Revenue Code (the “Code”) as a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii) and/or a short-term deferral under Treas. Reg. § 1.409A-1(b)(4).

14.4.	Notwithstanding anything above to the contrary, the Company will not be obligated to provide the separation pay to Executive under Section 14.1 or Section 14.2 unless: (i) Executive (or Executive’s personal representative or guardian, as applicable) has signed a release of claims in favor of the Company and its affiliates and related entities, and their directors, officers, insurers, employees and agents, in a form prescribed by the Company; (ii) all applicable rescission periods provided by law for releases of claims have expired and Executive (or Executive’s personal representative or guardian, as applicable) has not rescinded the release of claims; and (iii) Executive is in strict compliance with the terms of this Agreement and any other written agreements between the Company and Executive as of the dates of such payments.

14.5.	For the purposes of this Section 14, the following terms shall have the meaning outlined below:

“Cause” means: (i) any act by Executive that is materially detrimental to the best interests of the Company or that constitutes common law fraud, a felony, or any other criminal act involving moral turpitude; (ii) gross misconduct, material neglect, or any act of disloyalty or dishonesty by Executive related to or connected with Executive’s employment by the Company or otherwise likely to cause material harm to the Company or its reputation; (iii) a material violation by Executive of the Company’s written policies, codes of conduct, or direction of the Company’s Board; (iv) wrongful appropriation by Executive of Company funds or property or other material breach of Executive’s fiduciary duties to the Company; or (v) the material breach of this Agreement by Executive, or any other written agreement between the Company and Executive.

“Disability” or “Disabled” means the inability of Executive to perform on a full-time basis the duties and responsibilities of Executive’s employment with the Company by reason of Executive’s illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of one hundred twenty (120) days or more during any one hundred eighty (180) day period. A period of inability is “uninterrupted” unless and until Executive returns to full time work for a continuous period of at least thirty (30) days.

“Termination Date” means the date of Executive’s “separation from service” with the Company (including all affiliated organizations, as applicable), within the meaning of section 409A(a)(2)(A)(i) of the Code.

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15.	Confidentiality and RESTRICTIVE COVENANTS

15.1.	In consideration of the commitments of the Company under this Agreement, the Executive agrees and hereby enters into the Confidentiality and Restrictive Covenant Agreement attached hereto as Exhibit A.

16.	INTERNET AND USE OF E-MAIL

16.1.	For purposes of performing his duties, the Executive will have access to e-mail and internet through the Company’s IT system. The Executive may use these facilities for personal purposes to a limited extent.

16.2.	The Executive’s use of the IT system is registered on the Company’s server, but the Company will not check the Executive’s use of e-mails and internet on any regular basis. In special situations, for instance in the case of suspected abuse, for security reasons or in connection with the Executive’s severance of service, the Company may, however, perform such check.

17.	Intellectual property rights and know-how

17.1.	Know-how, patent rights, utility model rights, trademark rights, computer programs and the like which the Executive may contribute to conveying to the Company or develop during his employment, and which concern the Company, belong to the Company – whether or not the rights have been registered. The Executive is not entitled to separate remuneration in this respect, as this has been taken into account in the determination of the Executive’s remuneration.

18.	Miscellaneous

18.1.	The Company may deduct any tax required under applicable law from the payments made to Executive under this Agreement.

18.2.	The Executive has an obligation to familiarize himself with the guidelines and policies which have been laid down by the Company, and which are regularly updated, including the employee handbook.

18.3.	This Agreement shall be governed by the laws of Texas, without regard to any conflict of law provisions thereof.

18.4.	In connection with the employment, the Company processes a range of personal data about the Executive. The Company will generally process the data for the purpose of ensuring that the Company complies with its obligations to the Executive under this Agreement and the legislation which the Company is required to comply with or for the purpose of documenting the employment relationship history.

19.	Dispute resolution

19.1.	Any dispute arising out of or in connection with this Agreement must be settled in accordance with the applicable rules of arbitration.

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20.	Signatures

20.1.	This Agreement is executed in two original copies, both of which are to be signed by the parties. One of the copies is retained by the Company, while the other copy is given to the Executive.

Date: August 13, 2024	Date: August 13, 2024

For and on behalf of the Company

/s/ Stefan Muehlbauer	/s/ Sune Mathiesen
Stefan Muehlbauer - CFO	Sune Mathiesen - Executive

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